Exhibit 4.1

EXECUTION VERSION

PERRIGO COMPANY

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION, TRUSTEE

2.950% Notes due 2023

SECOND SUPPLEMENTAL INDENTURE

Dated as of November 20, 2013

to

Indenture Dated as of May 16, 2013

Debt Securities

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) dated as of November 20, 2013, by Perrigo Company, a Michigan corporation (the “Company”) and Wells Fargo Bank, National Association, a national banking association (the “Trustee”).

Recitals of The Company

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Base Indenture”) and a First Supplemental Indenture (the “First Supplemental Indenture”), in each case dated as of May 16, 2013 (as supplemented by this Second Supplemental Indenture, the “Indenture”);

WHEREAS, the Company is undertaking to execute and deliver this Second Supplemental Indenture to amend certain terms and covenants in the Base Indenture and First Supplemental Indenture (the “Proposed Amendments”) in connection with its Offer to Purchase and Consent Solicitation Statement and accompanying Consent and Letter of Transmittal dated November 5, 2013 (the “Offer to Purchase”);

WHEREAS, the Company has duly authorized the execution and delivery of this Second Supplemental Indenture; and consents to the Proposed Amendments to the provisions of the Indenture set forth in this Second Supplemental Indenture of the Holders of at least a majority in aggregate principal amount of the Notes outstanding have been received by the Company, and, as of the date hereof, have not withdrawn their consents to the Proposed Amendments, and the Company has filed with the Trustee evidence of such consents in accordance with the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture; the Company has delivered to the Trustee a Board Resolution, an Officers’ Certificate and an Opinion of Counsel as provided for in the Indenture relating to the execution of this Second Supplemental Indenture, and all the conditions and requirements necessary to make this Second Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled; and the execution and delivery of this Second Supplemental Indenture have been duly authorized in all respects.

NOW THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the amendments provided for herein, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE 1

RELATION TO THE BASE INDENTURE AND

THE FIRST SUPPLEMENTAL INDENTURE;

DEFINITIONS; NOTES; RULES OF CONSTRUCTION

Section 1.1 Relation to the Base Indenture and First Supplemental Indenture. This Second Supplemental Indenture constitutes an integral part of the Base Indenture, as supplemented by the First Supplemental Indenture.

Section 1.2 Amendments. Subject to Article 2 hereof:

(i) the Base Indenture is hereby amended by deleting in their entireties (and all references thereto contained elsewhere in the Indenture) Sections 8.1, 8.2, 8.3, 10.6 and 10.7;

(ii) the First Supplemental Indenture is hereby amended by deleting in its entirety (and all references thereto contained elsewhere in the Indenture) Section 2.5;

(iii) Section 11.2 of the Base Indenture is hereby amended by replacing “at least 60 days” with “at least 3 Business Days”;

(iv) Section 11.4 of the Base Indenture is hereby amended by replacing “30 nor more than 60 days” with “3 nor more than 60 Business Days” and in the final paragraph thereof by replacing “at least 15 days” with “at least 3 Business Days”;

(v) Section 5.1 of the Base Indenture is hereby amended by deleting in their entirety (and all references thereto contained elsewhere in the Indenture) clauses (c), (f) and (g); and

(vi) Section 13.4 of the Base Indenture is hereby amended by deleting in their entirety (and all references thereto contained elsewhere in the Indenture) clauses (2), (3), (4), (5), (6), (7) and (8).

(vii) Effective as of the date hereof, none of the Issuer, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations, or liabilities under such Sections or clauses specified in (i) through (vi) above and such sections or clauses shall not be considered in determining whether an Event of Default has occurred or whether the Issuer has observed, performed or complied with the provisions of the Indenture.

Section 1.3 Amendment to Definitions. Subject to Article 2 hereof, the Base Indenture and the First Supplemental Indenture are hereby amended by deleting any definitions with respect to which references would be eliminated as a result of the amendments set forth in Section 1.2 hereof.

Section 1.4 Amendment of Notes. Subject to Article 2 hereof, any of the terms or provisions present in the Notes that related to any of the provisions of the Base Indenture or the First Supplemental Indenture shall also be amended so as to be consistent with the amendments made in this Second Supplemental Indenture.

Section 1.5 Rules of Construction. For all purposes of this Second Supplemental Indenture, except as expressly provided or unless the context otherwise requires:

(a) capitalized terms used herein without definition shall have the meanings specified in the Base Indenture, as amended by the First Supplemental Indenture;

(b) all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Second Supplemental Indenture;

(c) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(d) in the event of a conflict with the definition of terms in the Base Indenture or the First Supplemental Indenture, the provisions of this Second Supplemental Indenture shall control.

ARTICLE 2

MISCELLANEOUS PROVISIONS

Section 2.1 Effectiveness. The provisions of this Second Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Second Supplemental Indenture shall become operative only upon the purchase by the Company of at least a majority in principal amount of the outstanding Notes pursuant to the Offer to Purchase, with the result that the amendments to the Base Indenture and the First Supplemental Indenture effected by this Second Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if such purchase shall not occur. The Company shall provide prompt written notice to the Trustee if it accepts any of the Notes for purchase pursuant to the Offer to Purchase, or if the tender offer and consent solicitation pursuant to the Offer to Purchase is terminated or withdrawn or all payments in respect of the Notes accepted for payment pursuant to the tender offer and consent solicitation pursuant to the Offer to Purchase are not made as set forth in the Offer to Purchase. The Company shall cause Notes that have been purchased to be promptly delivered to the Trustee for cancellation pursuant to Section 3.9 of the Indenture.

Section 2.2 Ratification. The Base Indenture, as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 2.3 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 2.4 Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE AND THE 2023 NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

Section 2.5 Concerning the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, or with respect to the Offer to Purchase or the Consents, all of which recitals are made solely by the Company. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

PERRIGO COMPANY

BY	/s/ Judy Brown
Name: Judy Brown
Title: Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

BY	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President